Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces First Quarter 2012 Financial Results

●	Q1 FY 2012 Net Revenues: $23.5 million

●	Q1 FY 2012 GAAP Gross Margin: 34.9 percent

●	Q1 FY 2012 GAAP Net Income: $1.6 million; $0.05 per share (diluted)

FREMONT, Calif., May 2, 2012 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Results
Revenue for the first quarter of 2012 was $23.5 million, up 10.7 percent from $21.2 million in the fourth quarter of 2011, and down 4.4 percent from $24.6 million in the first quarter of 2011.

Total gallium arsenide (GaAs) substrate revenue was $12.2 million for the first quarter of 2012, compared with $11.1 million in the fourth quarter of 2011, and $15.9 million in the first quarter of 2011. Indium phosphide (InP) substrate revenue was $1.5 million for the first quarter of 2012, compared with $724,000 in the fourth quarter of 2011, and $1.3 million in the first quarter of 2011. Germanium (Ge) substrate revenue was $2.6 million for the first quarter of 2012 compared with $3.0 million in the fourth quarter of 2011 and $3.0 million in the first quarter of 2011. Raw materials sales were $7.2 million for the first quarter of 2012, compared with $6.4 million in the fourth quarter of 2011 and $4.4 million in the first quarter of 2011.

Gross margin was 34.9 percent of revenue for the first quarter of 2012. By comparison, gross margin in the fourth quarter of 2011 was 36.9 percent of revenue. Gross margin was 43.4 percent of revenue for the first quarter of 2011.

Operating expenses were $4.6 million in the first quarter of 2012, compared with $4.5 million in the fourth quarter of 2011. Operating expenses in the first quarter of 2011 were $4.2 million.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces First Quarter 2012 Results
May 2, 2012

Income from operations for the first quarter of 2012 was $3.6 million compared with income from operations of $3.3 million in the fourth quarter of 2011, and income from operations of $6.5 million in the first quarter of 2011.

Net interest and other expense for the first quarter of 2012 was $247,000, which included an unrealized foreign exchange loss of $165,000. This compares with net interest and other income of $443,000 in the fourth quarter of 2011, which included an unrealized foreign exchange loss of $150,000, and net interest and other expense of $276,000 in the first quarter of 2011, which included an unrealized foreign exchange loss of $196,000. Other expense in the first quarter of 2012 included $376,459 representing 10 percent withholding tax paid to the China tax authorities on dividends declared by two of our consolidated joint ventures in the amount of $3,764,590. This withholding tax expense represented approximately 1.14 cents per diluted share.

Net income in the first quarter of 2012 was $1.6 million or $0.05 per diluted share compared with net income of $2.6 million or $0.08 per diluted share in the fourth quarter of 2011, and with a net income of $4.2 million or $0.13 per diluted share in the first quarter of 2011.

Management Qualitative Comments
“The first quarter was a somewhat mixed quarter for AXT,” said Morris Young, chief executive officer.  “After a difficult start to the year, the demand environment in March showed steady improvement and appears to be holding as we move into the second quarter.  We were pleased to see a strong increase in our semi-insulating substrates for wireless devices after two challenging quarters in the second half of 2011.  We saw similar rebounds in the markets for semi-conducting and indium phosphide substrates, placing us at the high end of our revenue guidance range.  However, gross margins declined to the bottom of our target model as a result of a strong decrease in raw material pricing as well as our strategic decision to leverage our profit margins in order to strengthen our competitive positioning for certain business opportunities.  Therefore, while we did underperform our earnings per share expectation, we remained profitable, cash-positive and well-positioned to take advantage of market growth as the demand environment improves over the balance of the year.”

Outlook for Second Quarter, Ending June 30, 2012
AXT estimates revenue for the second quarter for 2012 will be between $23 million and $25 million. The company estimates that net income per share will be between $0.04 and $0.06, which takes into account our weighted average share count of approximately 33 million shares.

Conference Call
The company will host a conference call to discuss these results on May 2, 2012 at 1:30 p.m. PDT. The conference call can be accessed at (719) 457-2662 (passcode 7166243). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 7166243) until May 8, 2012. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

AXT, Inc. Announces First Quarter 2012 Results
May 2, 2012

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in several  joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the second quarter of 2012, the current and long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Revenue	$23,486	$24,566
Cost of revenue	15,292	13,906
Gross profit	8,194	10,660

Operating expenses:
Selling, general and administrative	3,785	3,690
Research and development	835	505
Total operating expenses	4,620	4,195
Income from operations	3,574	6,465
Interest income, net	88	87
Other expense, net	(335)	(363)

Income before provision for income taxes	3,327	6,189
Provision for income taxes	375	902
Net income	2,952	5,287

Less: Net income attributable to noncontrolling interest	(1,317)	(1,079)
Net income attributable to AXT, Inc.	$1,635	$4,208

Net income attributable to AXT, Inc. per common share:
Basic	$0.05	$0.13
Diluted	$0.05	$0.13

Weighted average number of common shares outstanding:
Basic	32,034	31,718
Diluted	33,018	33,199

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AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2012	2011
Assets:
Current assets
Cash and cash equivalents	$31,156	$26,156
Short-term investments	14,894	14,486
Accounts receivable, net	16,628	17,966
Inventories	42,028	46,012
Prepaid expenses and other current assets	6,987	7,464
Total current assets	111,693	112,084

Property, plant and equipment, net	34,566	34,282
Other assets	16,017	16,122

Total assets	$162,276	$162,488

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$4,177	$3,286
Accrued liabilities	7,155	7,597
Total current liabilities	11,332	10,883

Other long-term liabilities	4,044	4,556
Total liabilities	15,376	15,439

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	192,086	191,586
Accumulated deficit	(60,522)	(62,157)
Other comprehensive income	6,189	5,814
Total AXT, Inc. stockholders' equity	141,285	138,775

Noncontrolling interest	5,615	8,274
Total stockholders' equity	146,900	147,049

Total liabilities and stockholders' equity	$162,276	$162,488